CLEARWATER INVESTMENT TRUST
                             CODE OF ETHICS FOR THE
              PRESIDENT, TREASURER AND PRINCIPAL ACCOUNTING OFFICER

Purposes of the Code/Covered Officers

This Code of Ethics (the "Code") is adopted by the Clearwater Investment Trust and its various series of funds (the "Trust") pursuant to the provisions of
Section 406 of the Sarbanes-Oxley Act of 2002 and the rules thereunder with respect to registered investment companies. The Code applies to the Trust's President, Treasurer, and Chief Financial Officer or Controller, or persons performing similar functions regardless of title (the "Covered Officers") whether or not these individuals are employed by the Trust or third parties. The administrator of the Code is the Legal Counsel ("Counsel") of the Trust's transfer agent, Fiduciary Counselling, Inc. ("FCI").

No policy can anticipate every ethical question that Covered Officers may face. As a guiding principle they should strive to implement the spirit of this Code and cultivate a culture of ethical behavior and full and fair disclosure.

The purposes of the Code are to deter wrongdoing and to promote:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust submits to the Securities and Exchange Commission (the "SEC"), and in other public communications by the Trust;

      o compliance with applicable laws and governmental rules and regulations;

      o the prompt internal reporting to an appropriate person or persons identified in this Code of violations of the Code; and

      o     accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of
Interest

Overview. A conflict of interest occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and are already subject to conflict of interest provisions of the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or

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sale of securities or other property) with a Clearwater Fund because of their status as affiliated persons of the Fund. Separate compliance programs and procedures of the Trust and Clearwater Management Company, Inc. ("CMC") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and CMC of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties be involved in establishing policies and implementing decisions that have different effects on the Trust and CMC. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and CMC and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

      Each Covered Officer must:

      o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by any Clearwater fund;

      o not cause a Clearwater Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Clearwater Fund;

      o not engage in any outside business activity, including serving as a director or trustee, that prevents the Covered Officer from devoting appropriate time and attention to the Covered Officer's responsibilities with the Trust;

      o not have a consulting or employment relationship with any of the Trust's service providers that are not affiliated with Trust or CMC; and

      o not retaliate against any employee or Covered Officer for reports of actual or potential misconduct, which are made in good faith.

With respect to other fact patterns, if a Covered Officer is in doubt, other potential conflict of interest situations should be described immediately to Counsel for resolution. Similarly, any questions a Covered Officer has generally regarding the application or interpretation of the Code should be directed to Counsel immediately.

Disclosure and Compliance

      o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Clearwater Funds.

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      o     Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about any Clearwater Fund to others, whether within or outside the organization, including to the Trustees and auditors, and to governmental regulators and self-regulatory organizations;

      o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust, CMC and the Trust's service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Clearwater Funds; and

      o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

      Each  Covered Officer must:

      o upon adoption of the Code or upon becoming a Covered Officer, affirm in writing to the Trustees that he or she has received, read, understands and will adhere to this Code; and

      o annually affirm in writing to the Trustees that he or she has received, read, understands and has complied with the requirements of the Code; and

      o notify Counsel promptly if he or she knows of any violation of the Code. Failure to do so is itself a violation of this Code.

Counsel shall take all action he or she considers appropriate to investigate any actual or potential reported violations. Upon completion of the investigation, if necessary, the matter will be reviewed with the independent Trustees or other appropriate parties, and a determination will be made as to whether any sanction should be imposed as detailed below. The Covered Officer will be informed of any sanction determined to be appropriate. Without implied limitation, appropriate disciplinary or preventive action may include a written warning, a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities. Additionally, other legal remedies may be pursued.

The policies and procedures described in the Code do not create any obligations to any person or entity other than the Trust. The Code is intended solely for the internal use by the Trust and does not constitute a promise, contract or an admission by or on behalf of any Clearwater Fund as to any fact, circumstance, or legal conclusion. The Trust, CMC and Counsel retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

Oversight

At least once each year the Trustees will be provided with a report which describes any issues arising under the Code since the last report to the Trustees, including, but not limited to,

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information about material violations of the Code and sanctions imposed in response to the material violations.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Other of the Trust's policies or procedures that cover the behavior or activities of Covered Officers are separate requirements applying to the Covered Officers (and others), and are not part of this Code.

Amendments

Any material amendments or changes to this Code must be approved or ratified by a majority vote of the Trustees, including a majority of the independent Trustees.

Records and Confidentiality

Records of any violation of the Code and of the actions taken as a result of such violations will be kept by Counsel. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trustees, Counsel or legal counsel to any of the foregoing mentioned persons.

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